UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 28, 2013 (June 27, 2013)

AMERICAN REALTY CAPITAL PROPERTIES, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-35263	45-2482685
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue New York, New York 10022
(Address, including zip code, of principal executive offices)

(212) 415-6500
Registrant’s telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On June 27, 2013, American Realty Capital Properties, Inc. (the “Company”), through its operating partnership, closed the acquisition of 447 properties (the “GE Capital Portfolio”), which are primarily net leased to tenants concentrated in the retail sector and located in 41 different states. These 447 properties total approximately 2.04 million rentable square feet. The sellers of the properties, all of which are affiliates of GE Capital, were CNL APF Partners, LP, a Delaware limited partnership, USRP (SFGP), LLC, a Delaware limited liability company, CNL Funding 2000-A, LLC, a Delaware limited liability company, Net Lease Funding 2005, LLC, a Delaware limited liability company, and CNL Restaurant Capital Corp., a Delaware corporation. None of the sellers has a material relationship with the Company and the acquisition was not an affiliated transaction.

The properties in the GE Capital Portfolio are leased to 123 tenant groups. The leases are primarily net, whereby the tenants are to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, and the cost of all capital expenditures, in addition to base rent. The original term of the leases is a weighted average 16.3 years with a weighted average of 6.2 years currently remaining. The annualized income for properties for which the leases are accounted for as operating leases and properties for which the leases are accounted for as direct financing leases is approximately $52.8 million, or approximately $25.86 per rentable square foot. The contract purchase price of the properties was $774 million, exclusive of closing costs.

None of the rents to be received from the individual tenants described above is individually significant. Certain portfolio information related to the GE Capital Portfolio was included in the audited and unaudited financial statements relating to the GE Capital Portfolio filed with the Securities and Exchange Commission by the Company in an amended Current Report on Form 8-K/A on June 7, 2013 and is incorporated herein by reference.

As permitted by the purchase and sale agreement, the Company elected to drop 19 properties from the originally announced 471 property portfolio and the sellers elected to retain an additional five properties. The Company’s acquisition of 447 properties constitutes the only closing of the GE Capital Portfolio and the Company will not purchase any additional properties under the terms of the purchase and sale agreement.

A copy of the press release announcing the completion of the acquisition of the GE Capital Portfolio is included as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

As previously disclosed, the board of directors of the Company authorized, and the Company declared, an annualized dividend of $0.910 per share per annum to be paid monthly to stockholders of record at the close of business on the 8th day of each month, payable on the 15th day of such month. Accordingly, on July 15, 2013, the Company will pay a distribution of $0.07583 per share to stockholders of record at the close of business on July 8, 2013.

Additionally, as previously announced, the Company’s board of directors has authorized the seventh consecutive quarterly increase to its annualized dividend from $0.910 per share to $0.940 per share per annum, contingent upon, and effective with, the close of the Company’s acquisition of CapLease, Inc. The Company expects to close such acquisition late in the third quarter of 2013.

A copy of the press release announcing the Company’s July 2013 dividend is attached to this Current Report on Form 8-K as Exhibit 99.2.

Item 9.01. Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description
99.1	GE Capital Portfolio Press Release dated June 28, 2013
99.2	July 2013 Dividend Press Release dated June 28, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AMERICAN REALTY CAPITAL PROPERTIES, INC.

June 28, 2013	By:	/s/ Nicholas S. Schorsch
	Name:	Nicholas S. Schorsch
	Title:	Chief Executive Officer